Exhibit 10.15

ON DEMAND FACILITY AGREEMENT

BETWEEN

(1) NUBURU INC.

AND

(2) SUPPLY@ME CAPITAL PLC

DATED 18 MARCH 2025 AND AS AMENDED BY

A FIRST DEED OF AMENDMENT DATED 10 JUNE 2025,

A SECOND DEED OF AMENDMENT DATED 29 AUGUST 2025,

A THIRD DEED OF AMENDMENT DATED 31 DECEMBER 2025 AND

A FOURTH DEED OF AMENDMENT DATED 12 JUNE 2026

THIS AGREEMENT is made the 18 day of March 2025

BETWEEN:

(1) NUBURU INC. a Delaware corporation, with its principal place of business at 7442 S Tucson Way, Suite 130 Centennial, CO 80112, United States of America (the "Lender");

(2) SUPPLY@ME CAPITAL PLC incorporated and registered in England and Wales with company number 03936915 whose registered office is at 27/28 Eastcastle Street, London, United Kingdom, W1W 8DH (the "Borrower").

It is hereby agreed

1. DEFINITIONS

1.1. The following definitions apply in this Agreement:

“Adjustment Event": any or all of the following, at any time, or by reference to any record date, while any part of the Loan remains outstanding:

(a) any allotment or issue of Equity Securities by the Borrower by way of capitalisation of profits or reserves; or

(b) any sub-division or consolidation of Equity Securities by the Borrower;

“Business Day”: a day other than a Saturday, Sunday or a public holiday in England when banks in London and Milan are open for business.

“Conversion Price”: subject to clause 5.5, £0.00003

"Equity Securities": has the meaning given to "ordinary shares" in section 560(1) of the Companies Act 2006.

“Event of Default”: means (i) the Borrower or any member of its group suspending or ceasing to carry on (or threatening to suspend or cease to carry on) all or a material part of its business; (ii) an Insolvency Event occurring or (iii) all of the consents, waivers and authorities not having been granted or any required prospectus not having been issued pursuant to clause 6.1 by 31 January 2027.

“Insolvency Event”: means (i) the Borrower or any member of its group stopping or suspending payment of any of its debts or is unable to, or admits its inability to, pay its debts as they fall due; (ii) The Borrower or any member of its group commencing negotiations, or entering into any composition, compromise, assignment or arrangement, with one or more of its creditors (excluding the Lender) with a view to rescheduling any of its indebtedness in an amount of £50,000 or greater per creditor (because of actual or anticipated financial difficulties) without the Lender’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); (iii) a moratorium being declared in respect of any indebtedness of the Borrower or any member of its group; (iv) any action, proceedings, procedure or step being taken in relation to: (A) the suspension of payments, a moratorium in respect of any indebtedness, winding up, dissolution, administration or reorganisation (using a voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any member of its group; or (B) a composition, compromise, assignment or arrangement with any creditor of the Borrower or any member of its group; or (C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any member of its group or any of their respective assets; or (v) any event occurring in relation to the Borrower or any member of its group that is analogous to any of the foregoing in any jurisdiction.

“Loan”: has the meaning set out in clause 3.1.

“Ordinary Shares”: ordinary shares of £0.00002 each in the capital of the Borrower

“Security”: means the special privilege pursuant to article 46 of the Italian Legislative Decree 385/1993, the possessory pledge (and, if applicable, the non-possessory pledge) on intellectual property rights and receivables (including VAT credit) related to Supply@ME S.r.l. (VAT number: 10091200963) and Supply@ME Technologies S.r.l. (VAT number: 12340830962).

“Takeover Code”: means the Takeover Code published by The Panel on Takeovers and Mergers from time to time.

“USFFIR”: the Federal Funds Rate set by the Federal Open Market Committee of the US Federal Reserve from time to time.

“Warrants”: warrants granted pursuant to the Warrant Instrument to acquire new Ordinary Shares ranking pari passu with the existing Ordinary Shares exercisable at £0.000039 per Ordinary Share on either a paid or cashless exercise basis at any time at the holder’s option for the period of five years following the date of issue of the relevant Warrant.

“Warrant Instrument”: the warrant instrument in the agreed form.

1.2. In this Agreement:

1.2.1. unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

1.2.2. unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

1.2.3. a reference to a party shall include that party's successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective successors, permitted assigns and permitted transferees;

1.2.4. a reference to writing or written includes email; and

1.2.5. a reference to a document in agreed form is to that document in the form agreed by or on behalf of the Lender and the Borrower in writing.

2. FACILITY

The Lender hereby agrees to lend to the Borrower US$5,150,000 (“Facility”). All amounts drawn under the Facility shall be applied by the Borrower towards working capital and capital expenditure requirements for the time being.

3. DRAWING

3.1. The Facility shall be advanced by the Lender to the Borrower in the following tranches (“Tranche”) (each such Tranche constituting the “Loan”) as requested in writing by the Borrower and within 5 Business Days of such written request:

3.1.1. US $150,000 which has already been paid by the Lender to the Borrower as an advance payment;

3.1.2. US $500,000 on or before 31 March 2025;

3.1.3. US $300,000 on or before 23 June 2025;

3.1.4. US $2,000,000 on or before 12 September 2025

3.1.5. US $2,198,000 on or before 31 October 2025;

3.1.6. US $1,000,000 on or before 31 August 2025; and

3.1.7. US $1,500,000 on or before 20 September 2025.

3.2. If all of the consents, waivers and authorities have been granted, the new articles of association have been adopted and any required prospectus has been issued pursuant to clause 6.1, prior to the dates set it in 3.1. the Borrower can request the payment of all outstanding Tranches within 3 Business Days.

3.3. If, prior to the advance by the Lender to the Borrower of all the Tranches set out in clause 3.1, the Lender announces the receipt of funds of up to US$3,000,000 from SFE Equity Investments S.a.r.l (the “SFE Funds”) the Lender will advance the SFE Funds against any Tranches which have not been paid to the Borrower as at the date of receipt the SFE Funds. To the extent that following the receipt of the SFE Funds by the Borrower there are Tranches which have not been drawndown (whether in full or in part) against after payment of the SFE Funds, they will remain outstanding and the payment of these will be in line with the schedule set out in cause 3.1 (subject to adjustment as required). For the avoidance of doubt nothing in this clause 3.3 shall obligate the Lender to lend more than the total amount of the Facility.

3.4. Alternatively, if the Lender announces the receipt of funds other than the SFE Funds (the “Alternative Funds”), the Lender will advance 30% of the Alternative Funds against any Tranches which have not been advanced to the Borrower as at the date of receipt up to a maximum amount of US$3,000,000. To the extent that following the receipt of the Alternative Funds there are Tranches which have not been drawndown (whether in full or in part) against after payment of the Alternative Funds, they will remain outstanding and the payment of these will be in line with the schedule set out in cause 3.1 (subject to adjustment as required). For the avoidance of doubt nothing in this clause 3.4 shall obligate the Lender to lend more than the total amount of the Facility.

3.5. If following an advance by the Lender of US$3,000,000 under clauses 3.3 and/or 3.4 (as the case may be), the Lender announces the receipt of additional funds (whether from SFE Equity Investments S.a.r.l or any other equity or debt provider) (the “Additional Funds”), the Lender will advance 10% of the Additional Funds against any Tranches which have not been advanced to the Borrower as at the date of receipt up to a maximum amount of the remaining outstanding Tranches. To the extent that following the receipt of the Additional Funds there are Tranches which have not been drawndown (whether in full or in part) against after payment of the Additional Funds, they will remain outstanding and the payment of these will be in line with the schedule set out in cause 3.1 (subject to adjustment as required). For the avoidance of doubt nothing in this clause 3.5 shall obligate the Lender to lend more than the total amount of the Facility.

3.6. Advances under this Agreement shall be made by electronic transfer for same day value to the following account of the Borrower:

Bank:	JP MORGAN CHASE BANK, N.A.
Account Name:	SupplyatMe Capital plc
BIC:	CHASUS33
Account number:	20000013022934

ACH routing number: 028000024 Wire remittance route number 021000021, or such other bank account of the Borrower as the Lender and Borrower may agree in writing.

4. REPAYMENT

4.1. The Loan shall (subject to clause 6.2) be unsecured and, together with accrued interest and all other amounts accrued or outstanding under this Agreement, shall be repayable by the Borrower:

4.1.1. in part or in full on demand by the Lender at any time after the earlier of (i) the date on which an Event of Default occurs and (ii) 31 August 2027; and

4.1.2. in part or in full on demand by the Lender at any time after all of the consents, waivers and authorities have been granted, the new articles of association have been adopted and any required prospectus has been issued pursuant to clause 6.1, provided that the repayment pursuant to this clause 4.1.2 can only be effected by conversion pursuant to clause 5.

For the avoidance of doubt, where a demand is made of repayment of part of the Loan further requests for repayment of the whole or any part of the remaining Loan may be made at any time in accordance with this clause.

4.2. The Borrower may prepay part or all of the Loan by notifying the Lender five Business Days in advance. In the event that all of the consents, waivers and authorities have been granted, the new articles of association have been adopted and any required prospectus has been issued pursuant to clause 6.1 any such prepayment may be effected by the Borrower by the allotment and issue of Ordinary Shares as if the Lender had elected to convert the Loan into Ordinary Shares pursuant to clause 5 but otherwise shall be made in cash.

4.3. In the event that both a repayment notice is served under clause 4.1 and a prepayment notice is delivered under clause 4.2 in respect of the same part of the Loan, the first delivered notice shall prevail, and the second shall be void. If both notices are delivered at the same time then the repayment notice under clause 4.1 will prevail.

5. CONVERSION

5.1. When making a demand for repayment, the Lender may (or where clause 4.1.2 applies, must) specify in writing that all or any part of the Loan in excess of US$250,000 and any accrued but unpaid interest thereon shall be repaid by:

5.1.1. the allotment and issue of Ordinary Shares to it, credited as fully paid at a price per Ordinary Share equal to the Conversion Price; and

5.1.2. the issue of Warrants to the Lender on the basis of one Warrant for every two Ordinary Shares to be allotted and issued (the “Conversion Warrants”), with such issues to be completed on a day, being not less than seven Business Days following the date of the demand, specified by the Lender in writing (the “Conversion Date”).

5.2. The number of Ordinary Shares to be allotted and issued pursuant to clause 5.1.1 (the “Conversion Shares”) will be determined by:

5.2.1. first, converting the sum the Lender has specified will be repaid by the allotment and issue of Ordinary Shares and the issue of Warrants from US$ to pounds sterling at the spot rate of 0.7469 for the purchase of pounds sterling with US$; and

5.2.2. then dividing that sum by the Conversion Price, and in the event of a fraction of an Ordinary Share shall be rounded to the nearest whole Ordinary Share.

5.3. On the Conversion Date the Borrower shall:

5.3.1. allot and issue to the Lender the Conversion Shares, credited as fully paid, and credit such CREST account as the Lender may nominate in writing with the Conversion Shares;

5.3.2. issue to the lender the Conversion Warrants referred to in Clause 5.1.2 , register the holding of the Conversion Warrants by the Lender and (if they are to be in certificated form) dispatch a certificate for the Conversion Warrants to the Lender at its own risk or (if they are to be in uncertificated form) credit them to the CREST account nominated in writing by the Lender.

5.4. The Conversion Shares shall rank pari passu with Ordinary Shares in issue on the Conversion Date and shall carry the right to receive all dividends and other distributions declared after the Conversion Date.

5.5. Following an Adjustment Event, the professional advisors or auditors of the Lender for the time being shall (at the cost of the Borrower) certify to the Borrower and Lender in writing the adjustments to the number and nominal value of the Ordinary Shares to be converted which they consider to be necessary so that, after such adjustment and on conversion, the Lender shall be entitled to receive the same percentage of the issued share capital of the Borrower carrying the same proportion of votes exercisable at a general meeting of shareholders and the same entitlement to participate in distributions of the Borrower, in each case as nearly as practicable, as would have been the case had no Adjustment Event occurred (and making such reduction or increase as is necessary to the Conversion Price). Such notification shall in the absence of fraud or manifest error be binding on the Borrower and the Lender.

5.6. Notwithstanding anything else in this Agreement, in the event that a proposed conversion of the whole or any part of the Loan would result in the Lender (either by itself or in concert with any other person) being required to make a mandatory offer pursuant to Rule 9 of the Takeover Code then such conversion shall be scaled back to the extent necessary to ensure no such mandatory offer is required, and the balance of the sum due shall at the option of the Lender either (i) be paid in cash or (ii) remain outstanding on the terms of this Agreement.

6. CONSENTS AND WAIVERS

6.1. The Borrower shall exercise all powers available to it to procure that by no later than 31 January 2027:

6.1.1. the shareholders of the Borrower have, in addition to any existing authorities to allot and waiver of pre-emption rights, granted authorities to allot and waivers of pre-emption rights sufficient to allow the Borrower to allot and issue:

6.1.1.1. Ordinary Shares with a value of US $5,150,000, plus the expected accrued interest, at the Conversion Price for the purpose of allotting Ordinary Shares on a conversion pursuant to clause 5; and

6.1.1.2. Warrants in respect of the Ordinary Shares referred to in clause 6.1.1.1 on the basis of one Warrant for each two Ordinary Shares (and the allotment and issue of Ordinary Shares on the basis of such Warrants) for the purpose of allowing the allotment and issue of Ordinary Shares on the exercise of the Warrants.

6.1.2. the Borrower having adopted articles of association which permit reserves to be used to pay up the shares issued on exercise of the Conversion Warrants;

6.1.3. the Takeover Panel having conditionally granted, and the shareholders of the Borrower having subsequently granted, all such waivers and authorities as may be necessary to allow the Borrower to allot and issue the Ordinary Shares and Warrants referred to in clause 6.1.1 without triggering the requirement for a mandatory offer by the Lender and any person acting in concert with the Lender under Rule 9 of the Takeover Code; and

6.1.4. it shall publish a prospectus approved by the Financial Conduct Authority which permits the Borrower to allot and issue the Ordinary Shares and Warrants referred to in clause 6.1.1 without breaching any applicable law or regulation, the matters set out in clauses 6.1.1 – 6.1.4 being, together, the Approvals.

6.2. In the event that the Borrower has not complied (in whole or in part) with its obligations to the satisfaction of the Lender pursuant to clause 6.1 by 31 January 2027 then it shall

6.2.1. within 20 days grant the Security to the Lender in a form acceptable to the Lender acting reasonably; and

6.2.2. continue to exercise all powers available to it to comply in full with those obligations as soon as reasonably possible.

6.3. For so long as the whole or any part of the Loan or any Warrants issued pursuant to this Agreement remain outstanding, the Borrower shall exercise all powers available to it procure that the authorities and waivers referred to in clause 6.1 continue to have full force and effect.

6.4. For the avoidance of doubt, any clause in this Agreement which relates to the ability and rights of the Lender to convert the Loan into Ordinary Shares and/or receive the Conversion Warrants shall not be capable of exercise or enforcement by the Lender until such time as each of the Approvals have been obtained.

7. INTEREST

7.1. Interest shall accrue on the outstanding balance of the Loan at the rate of 14.33% per annum.

7.2. Interest shall accrue daily and any outstanding interest due at each Conversion Date shall be repaid by the allotment and issue of Ordinary Shares to the Lender at a price per Ordinary Share equal to the Conversion Price. Clause 6.4 shall apply at all times to any proposed conversion of interest under this clause 7.2.

8. PAYMENTS

8.1. All payments made by the Borrower to the Lender under this Agreement shall be:

8.1.1. paid on the due date for that payment in sterling and in immediately available cleared funds to such bank account of the Lender as it may specify by giving written notice to the Borrower from time to time; and

8.1.2. made in full, without set-off, counterclaim or condition and free and clear of and without any deduction or withholding for, or on account of, tax. If any tax must be deducted or withheld from any payment under this Agreement, the Borrower shall pay to the Lender such additional amount as may be necessary to ensure that the Lender receives a net amount equal to the full amount it would have received had the payment not been made subject to that deduction or withholding.

9. COSTS

9.1. The Borrower shall promptly, on demand, pay to, or reimburse, the Lender, on a full indemnity basis, all fees, costs, charges, expenses, taxes and liabilities of any kind (including, without limitation, legal, printing and out-of-pocket expenses) incurred by the Lender in connection with any amendment, extension, alteration, preservation and enforcement of the Loan and/or this Agreement.

10. REMEDIES, WAIVERS, AMENDMENTS AND CONSENTS

10.1. No amendment of this Agreement shall be effective unless it is in writing and signed by, or on behalf of, each party (or its authorised representative).

10.2. A waiver of any right or remedy under this Agreement or by law, or any consent given under this Agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any subsequent right or remedy. It only applies to the circumstances in relation to which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

10.3. A failure by the Lender to exercise, or delay by it in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this Agreement. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this Agreement by the Lender shall be effective unless it is in writing.

10.4. The rights and remedies provided under this Agreement are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.

11. PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12. ASSIGNMENT

12.1. The Lender may not assign any of its rights under this Agreement. without the prior written consent of the Borrower.

12.2. The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

12.3. The Lender shall promptly notify the Borrower in writing of any assignment of its rights pursuant to this Agreement.

13. NOTICES

13.1. Any notice or other communication given to a party under or in connection with this Agreement shall be:

13.1.1. in writing;

13.1.2. delivered by hand by pre-paid first-class post or other next working day delivery service or sent by email; and

13.1.3. sent to:

13.1.3.1. the Borrower at:

Eastcastle House

27/28 Eastcastle Street

London, W1W 8DH

Email: Albert.Ganyushin@supplymecapital.com

Attention: Albert Ganyushin

13.1.3.2. the Lender at:

7442 S Tucson Way

Suite 130 Centennial

CO 80112

United States of America

Attention: Alessandro Zambono alessandro.zamboni@nuburu.net

or to any other address or email address notified in writing by one party to the other from time to time.

13.2. Any notice or other communication given by either party shall be deemed to have been received:

13.2.1. if delivered by hand, at the time it is left at the relevant address;

13.2.2. if posted by pre-paid first-class post or other next working day delivery service, on the second working day after posting; and.

13.2.3. if sent by email, when received in readable form.

A notice or other communication given as described in this clause (other than as described in clause 13.2.2) on a day that is not a Business Day, or after normal business hours, in the place it is received, shall be deemed instead to have been received on the next Business Day.

13.3. Subject to clause 16.3, this clause 13 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

14. COUNTERPARTS

14.1. This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts together shall constitute one agreement.

14.2. Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

14.3. No counterpart shall be effective until each party has executed at least one counterpart.

15. THIRD PARTY RIGHTS

15.1. Except as expressly provided elsewhere in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of, any term of this Agreement.

15.2. Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

16. GOVERNING LAW AND JURISDICTION

16.1. This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

16.2. Each party irrevocably agrees that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

16.3. The Borrower irrevocably consents to any process in any legal action or proceedings under clause 16.2 being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this document has been executed and delivered on the date first stated above.

SIGNED for and on behalf of NUBURU	Signature	/s/Alessandro Zamboni

INC. by	Director

Mr Alessandro Zamboni:

SIGNED for and on behalf of	Signature	/s/Albert Ganyushin

SUPPLY@ME CAPITAL PLC by

Director

Mr Albert Ganyushin: